EXHIBIT 99.1

20 North Broadway
Oklahoma City, Oklahoma 73102-8260
Telephone: (405) 235-3611
Fax: (405) 552-4667

NEWS RELEASE

	Devon	Ocean

Investor contacts:	Zack Hager	Bruce Busmire
	(405) 552-4526	(713) 265-6161

Media contacts:	Brian Engel	Janice Aston White
	(405) 228-7750	(713) 265-6164

DEVON ENERGY AND OCEAN ENERGY COMPLETE MERGER;
CREATING LARGEST U.S. INDEPENDENT OIL AND GAS PRODUCER

OKLAHOMA CITY and HOUSTON — April 25, 2003 - Devon Energy Corporation (AMEX: DVN, TSE:NSX) and Ocean Energy, Inc. (NYSE:OEI) announced today the completion of their merger. With the merger, Devon is the largest U.S.-based independent producer of oil and gas.

     Shareholders of both companies overwhelmingly approved the transaction at special shareholder meetings earlier today. Over 98 percent of shares represented at both the Devon and Ocean meetings, which in each case represented a majority of the outstanding voting power, were voted in favor of the transaction.

     In the transaction, each Ocean common share was converted into 0.414 of a share of Devon common stock and Ocean became a subsidiary of Devon. Conversion requires issuance of approximately 74 million additional Devon common shares, resulting in total shares outstanding of approximately 231 million. The transaction is being accounted for as a purchase of Ocean by Devon.

     “This is a great day for Devon and our shareholders,” said J. Larry Nichols, Devon’s chairman and chief executive officer. “Our merger with Ocean brings us a wealth of talent and participation in a broad array of drill-bit growth opportunities in the Gulf of Mexico and abroad.”

     “This merger gives Ocean shareholders valuable North American natural gas exposure and a stake in a company with the financial strength to accelerate our exploration and development activities,” said James T. Hackett, president and chief operating officer of Devon. Mr. Hackett, formerly chairman, president and chief executive officer of Ocean, added that, “Devon’s wells account for about four percent of the natural gas produced in the United States and Canada, and we are exploring for new oil and gas reserves in some of the world’s most promising areas.”

The Combined Company

•	With an enterprise value of over $20 billion, Devon is the largest U.S.-based independent producer of oil and gas.

•	Devon has proved oil and natural gas reserves of approximately 2.2 billion equivalent barrels.

•	Pro forma production is 63 percent gas, 37 percent liquids.

•	Pro forma production is 90 percent North American, 10 percent international and totals approximately 653,000 equivalent barrels of oil per day.

•	The combined company holds more than 27 million net undeveloped acres worldwide, including the largest lease position of any independent in the deepwater Gulf of Mexico.

Exchange and transmittal of shares

     Shareholders of Ocean will receive written instructions for exchanging their shares for shares of Devon. The exchange and transmittal process will begin promptly. Questions concerning this process should be directed to the Exchange Agent, Wachovia Bank, N.A., at its toll free number (800) 829-8432. Current Devon shareholders will retain their existing shares.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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